                          Exhibit A
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NEES Energy, Inc.
Consolidated Balance Sheet
(Thousands of Dollars)
As of December 31, 1999
(Unaudited, Subject to Adjustment)

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ASSETS
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
Current assets:
     Cash     $ 13,477
     Accounts receivable (including $656 from affiliates)
        and unbilled revenue, less reserves of $1,909     69,584
     Inventory     15,904
     Prepaid and other current assets     10,398
               --------
     Total current assets     109,363
               --------

Fixed assets     16,251
Less accumulated depreciation     3,558
               --------
     Net fixed assets     12,693
               --------

Other investments     707
Goodwill, net of amortization     106,931
Deferred federal and state income taxes     818
Other assets     8,542
               --------
     Total other assets     116,998
               --------
Total assets     $239,054
               ========

LIABILITIES AND CAPITALIZATION
------------------------------

Current liabilities:
     Long term debt due in one year     $    305
     Accounts payable (including $650 to affiliates)     15,964
     Accrued liabilities     30,771
               --------
     Total current liabilities     47,040

Long-term debt     539
Other long-term liabilities     8,325
               --------
     Total liabilities     55,904
               --------
Parent company's investment:
     Subordinated notes payable to parent     202,917
     Common stock, par value $1 per share     1
     Other paid-in capital     10,655
     Accumulated deficit     (30,423)
               --------
     Total parent company's investment     183,150
               --------
Total liabilities and parent company's investment     $239,054
               ========

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